Exhibit 99.1
FOR IMMEDIATE RELEASE
January 25, 2006
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP
REPORTS EARNINGS
     Munster, Indiana – NorthWest Indiana Bancorp, the holding company for Peoples Bank SB, reported record earnings of $6.7 million for 2005, compared to $6.3 million for 2004. This year’s earnings represent a 6.1% increase over the prior year. For 2005, earnings per basic share was $2.40 and earnings per diluted share was $2.37 compared to earnings per basic share of $2.28 and earnings per diluted share of $2.24 for 2004. For 2005, return on assets was 1.14% and return on equity was 14.67%.
     For the quarter ended December 31, 2005, the Bancorp reported earnings of $1.8 million compared to $1.6 million for the same period a year earlier. The current quarter’s earnings represent a 10.0% increase over the prior year. For the quarter ended December 31, 2005, earnings per basic share and earnings per diluted share was $0.65 compared to earnings per basic share of $0.60 and earnings per diluted share of $0.58 for the quarter ended December 31, 2004. For the quarter ended December 31, 2005, return on assets was 1.20% and return on equity was 15.62%.
     David A. Bochnowski, Chairman and Chief Executive Officer, attributed the Bank’s performance to consistent core earnings, asset quality, increased noninterest income from banking activities and stable operating expenses.
     “Peoples Bank is pleased to report another record year of earnings. As a public company, we are committed to high performance results that help preserve our independence as a community bank,” Bochnowski said.
     During 2005 total assets grew $70.0 million, to $627.4 million, or 12.6%. Loan growth totaled $35.3 million, or 8.1%, with increases taking place in construction and development loans, commercial real estate loans, commercial business loans, residential loans, consumer loans, and loans to local governmental agencies. Investment securities growth totaled $10.2 million, or 12.3%, while short-term investments increased by $20.1 million. Funding was provided through the growth of core deposits of $53.7 million, or 20.9%. A $25.0 million short-term local government deposit affected both the increase in short-term investments and core deposits. Core deposits include checking, savings, and money market accounts. Core deposits represented 59.2% of the Bancorp’s total deposits at year-end. Certificates of deposit growth totaled $20.4 million, or 10.5%, while borrowings decreased by $6.1 million, or 10.6%.

     For the quarter ended December 31, 2005, loan growth totaled $18.3 million, or 4.1%, with increases taking place in construction and development loans, commercial business loans, commercial real estate loans, and residential loans. Investment securities decreased by $280 thousand, or 0.3%, while short-term investments increased by $19.5 million. Core deposit growth totaled $35.1 million, or 12.7%. A $25.0 million short-term local government deposit affected both the increase in short-term investments and core deposits. Certificates of deposit growth totaled $11.3 million, or 5.5%, while borrowings decreased by $3.2 million, or 5.9%.
     The Bancorp’s net interest income, which is the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $20.3 million for 2005 compared to $19.8 million for 2004, an increase of 3%. For the quarter ended December 31, 2005, net interest income totaled $5.1 million compared to $5.0 million for the same period a year earlier, an increase of 1%.
     “The growth of our core business lines, particularly our commercial, development, and local government loans, underscores the ability of Peoples Bank to successfully compete for business as a local bank,” Bochnowski said.
     Despite the current general economic pressures, the Bancorp’s non-performing loans to total assets remains at the manageable level of 0.34% at December 31, 2005. The loan loss provisions of $245 thousand during 2005 and $80 thousand for the quarter ended December 31, 2005, reflect management’s current judgments about the credit quality of the loan portfolio, changes in the portfolio mix and local economic conditions. The Bancorp’s allowance for loan losses totaled $4.2 million at December 31, 2005.
     Noninterest income from banking activities increased $227 thousand, or 6.9% during 2005. The increase for the year was a result of an increase in income from fees and service charges, increased income from investment and trust services and increases in the cash value of bank owned life insurance. 2005 noninterest income has also been impacted by a decrease in gains from security sales of $214 thousand and a decrease in loan sales of $132 thousand. Noninterest income for the quarter ended December 31, 2005, increased by $128 thousand, or 15.6% from increases in fees and service charges and income from investment and trust services.
     Noninterest expense totaled $13.8 million for 2005, compared to $13.2 million for 2004, an increase of $597 thousand, or 4.5%. The change was a result of increased compensation and benefits, due to annual salary increases and additional staffing. In addition, occupancy and equipment expense increased as a result of additional depreciation expense for facility and technology expenditures. Other noninterest expense increases were a result of account growth, and standard increases in operations. Noninterest expense for the quarter ended December 31, 2005, increased by $26 thousand, or 1%.
     At the end of 2005, shareholders’ equity stood at $46.4 million or 7.4% of total assets. The book value of the Bancorp’s stock stood at $16.67 at year-end.

     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website at www.ibankpeoples.com provides information on the Bank’s products, services, interest rates and investor relations.
     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.